File No. 812-15818

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

AMENDMENT NO. 2 TO THE APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

BAIN CAPITAL SPECIALTY FINANCE, INC., BAIN CAPITAL (SINGAPORE) PTE, LTD., BAIN CAPITAL AUSTRALIA PRIVATE CREDIT TRUST, BAIN CAPITAL COPS CV HOLDINGS, L.P., BAIN CAPITAL COPS II CONTINUATION VEHICLE, L.P., BAIN CAPITAL COPS III CONTINUATION VEHICLE, L.P., BAIN CAPITAL CREDIT (ASIA), LIMITED, BAIN CAPITAL CREDIT (AUSTRALIA), PTY. LTD, BAIN CAPITAL CREDIT (EUROPE) HOLDINGS, LP, BAIN CAPITAL CREDIT ASIAN OPPORTUNITIES L.P., BAIN CAPITAL CREDIT BELLARINE FUND L.P., BAIN CAPITAL CREDIT CLO 2017-2 (FORMERLY CAVALRY III), BAIN CAPITAL CREDIT CLO 2018-2 LTD, BAIN CAPITAL CREDIT CLO 2019-1 LTD, BAIN CAPITAL CREDIT CLO 2019-2 LTD, BAIN CAPITAL CREDIT CLO 2019-3 LTD, BAIN CAPITAL CREDIT CLO 2019-4 LTD, BAIN CAPITAL CREDIT CLO 2020-1 LTD, BAIN CAPITAL CREDIT CLO 2020-2 LTD, BAIN CAPITAL CREDIT CLO 2020-3 LTD, BAIN CAPITAL CREDIT CLO 2020-4 LTD, BAIN CAPITAL CREDIT CLO 2020-5 LTD, BAIN CAPITAL CREDIT CLO 2021-1 LTD, BAIN CAPITAL CREDIT CLO 2021-2 LTD, BAIN CAPITAL CREDIT CLO 2021-3 LTD, BAIN CAPITAL CREDIT CLO 2021-4 LTD, BAIN CAPITAL CREDIT CLO 2021-5 LTD, BAIN CAPITAL CREDIT CLO 2021-6 LTD, BAIN CAPITAL CREDIT CLO 2021-7 LTD, BAIN CAPITAL CREDIT CLO 2022-1 LTD, BAIN CAPITAL CREDIT CLO 2022-2 LTD, BAIN CAPITAL CREDIT CLO 2022-3 LTD, BAIN CAPITAL CREDIT CLO 2022-4 LTD, BAIN CAPITAL CREDIT CLO 2022-5 LTD, BAIN CAPITAL CREDIT CLO 2022-6 LTD, BAIN CAPITAL CREDIT CLO 2023-1 LTD, BAIN CAPITAL CREDIT CLO 2023-2 LTD, BAIN CAPITAL CREDIT CLO 2023-3 LTD, BAIN CAPITAL CREDIT CLO 2023-4 LTD, BAIN CAPITAL CREDIT CLO 2024-1 LTD, BAIN CAPITAL CREDIT CLO 2024-2 LTD, BAIN CAPITAL CREDIT CLO 2024-3 LTD, BAIN CAPITAL CREDIT CLO 2024-4 LTD, BAIN CAPITAL CREDIT CLO 2024-5 LTD, BAIN CAPITAL CREDIT CLO 2024-6 LTD, BAIN CAPITAL CREDIT CLO 2025-1, LTD, BAIN CAPITAL CREDIT CLO 2025-2, LTD, BAIN CAPITAL CREDIT CLO MANAGEMENT II LTD, BAIN CAPITAL CREDIT CLO MANAGEMENT III (DE) LP, BAIN CAPITAL CREDIT CLO ADVISORS, LP, BAIN CAPITAL CREDIT DISLOCATION FUND (B), L.P., BAIN CAPITAL CREDIT, LP, BAIN CAPITAL CREDIT, LTD., BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (BC), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (A), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (AS), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (BLANCO), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (CLO), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (DERP), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (E), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (FSS), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (G), SCSP, BAIN CAPITAL CREDIT MANAGED ACCOUNT (HAYMAN), SCSP, BAIN CAPITAL CREDIT MANAGED ACCOUNT (L), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (MM), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (NZSF), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (PEGASUS), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (PPF), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (PSERS), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (Q), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (RE SPECIAL SITUATIONS), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (RE SPECIAL SITUATIONS II), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (TCCC), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (UCAL), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (VFMC), L.P., BAIN CAPITAL CREDIT RIO GRANDE FMC, L.P., BAIN CAPITAL CREDIT U.S. CLO MANAGER II, LLC, BAIN CAPITAL CREDIT U.S. CLO MANAGER, LLC, BAIN CAPITAL CREDIT SCHANZE UNLEVERED DIRECT LENDING FUND, SCSP, BAIN CAPITAL DIRECT LENDING 2015 (L), L.P., BAIN CAPITAL DIRECT LENDING 2015 (U), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (A), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (B MASTER), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (EU MASTER), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F-EU), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (G), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (A), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (B MASTER), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 ICAV, BAIN CAPITAL EURO CLO 2017-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2018-2 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2019-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2020-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2021-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2021-2 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2022-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2022-2 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2023-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2024-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2024-2 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2024-3 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2025-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2025-2 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL GLOBAL DIRECT LENDING (E), L.P., BAIN CAPITAL GLOBAL DIRECT LENDING 2021 (L MASTER), L.P., BAIN CAPITAL GLOBAL DIRECT LENDING FUND (U), L.P., BAIN CAPITAL GLOBAL DIRECT LENDING FUND, L.P., BAIN CAPITAL GRIFFIN AIRCRAFT US MASTER FUND 3, LP, BAIN CAPITAL GRIFFIN AIRCRAFT INTERNATIONAL MASTER FUND 3, LP, BAIN CAPITAL GSS 2022 (A), L.P., BAIN CAPITAL GSS 2022 (B), SCSP, BAIN CAPITAL HIGH INCOME PARTNERSHIP, L.P., BAIN CAPITAL INVESTMENTS (EUROPE) LIMITED, BAIN CAPITAL INVESTMENTS (IRELAND) LIMITED, BAIN CAPITAL MIDDLE MARKET CREDIT 2014 (A MASTER), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2014, L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (A), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (B MASTER), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (F), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2022 (A), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2022 (B MASTER), SCSP, BAIN CAPITAL PBN 2022, L.P., BAIN CAPITAL PRIVATE CREDIT, BAIN CAPITAL SENIOR LOAN FUND (SRI), L.P., BAIN CAPITAL SENIOR LOAN FUND, L.P., BAIN CAPITAL SENIOR LOAN PROGRAM, LLC, BAIN CAPITAL SENIOR LOAN PROGRAM II, LLC, BAIN CAPITAL SPECIAL SITUATIONS ASIA II, L.P., BAIN CAPITAL SPECIAL SITUATIONS ASIA, L.P., BAIN CAPITAL SPECIAL SITUATIONS EUROPE, BAIN CAPITAL SPECIAL SITUATIONS EUROPE ICAV, BAIN CAPITAL SPECIAL SITUATIONS EUROPE II, SCSP, BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (CLP), L.P., BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (N), L.P., BAIN CAPITAL STRUCTURED CREDIT FUND, L.P., BAIN CAPITAL TOTAL RETURN CREDIT, L.P., BCC LEGACY HOLDINGS, LLC, BCC MIDDLE MARKET CLO 2023-2, LLC, BCC PRIVATE CREDIT ISSUER I, L.P., BCC RCLO I, LLC, BCPC ADVISORS, LP, BCSF ADVISORS, LP, BG-B-MM-1, L.L.C., CAPE OTWAY TRUST, CAPE SCHANCK DIRECT LENDING TRUST, CMAC FUND 1, L.P., FED RE LTD., FEDERAL LIFE INSURANCE COMPANY, FEDLIFE T&D TRUST I 24-2, FLI TRUST I, SERIES 2024-1, FLI WW SFR 1 LLC, INTERNATIONAL SENIOR LOAN PROGRAM, LLC, NEWHAVEN CLO, DESIGNATED ACTIVITY COMPANY, NEWHAVEN II CLO, DESIGNATED ACTIVITY COMPANY, POINT LONSDALE FUND, L.P., QCT, QUEENSCLIFF TRUST, RACE POINT IX CLO, LIMITED, RACE POINT X CLO, LIMITED, RYE HARBOUR CLO, DESIGNATED ACTIVITY COMPANY, SANKATY CLO OPPORTUNITIES COINVESTMENT FUND, L.P., SANKATY CREDIT OPPORTUNITIES (OFFSHORE MASTER) IV, L.P., SANKATY CREDIT OPPORTUNITIES IV, L.P., SORRENTO TRUST, SR GROUP, LLC

200 Clarendon Street, 37th Floor

Boston, MA 02116

(617) 516-2000

LINCOLN BAIN CAPITAL TOTAL CREDIT FUND, LBTCF SEED FEEDER, LP

1301 South Harrison Street

Fort Wayne, Indiana 46802

(Address of Principal Executive Offices)

(260) 455-2000

APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Sabrina Rusnak-Carlson, Esq. Bain Capital Credit, LP 200 Clarendon Street, 37th Floor Boston, MA 02116 srusnakcarlson@baincapital.com	Sam Goldstein, Esq. Lincoln Financial 150 N. Radnor-Chester Road Radnor, PA 19087

Copies to:

Rajib Chanda Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001 (202) 636-5500	Jonathan Gaines Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

November 25, 2025

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF	APPLICATION FOR AN ORDER

BAIN CAPITAL SPECIALTY FINANCE, INC., BAIN CAPITAL (SINGAPORE) PTE, LTD., BAIN CAPITAL AUSTRALIA PRIVATE CREDIT TRUST, BAIN CAPITAL COPS CV HOLDINGS, L.P., BAIN CAPITAL COPS II CONTINUATION VEHICLE, L.P., BAIN CAPITAL COPS III CONTINUATION VEHICLE, L.P.,

BAIN CAPITAL CREDIT (ASIA), LIMITED,

BAIN CAPITAL CREDIT (AUSTRALIA), PTY. LTD., BAIN CAPITAL CREDIT (EUROPE) HOLDINGS, LP,

BAIN CAPITAL CREDIT ASIAN OPPORTUNITIES L.P., BAIN CAPITAL CREDIT BELLARINE FUND L.P.,

BAIN CAPITAL CREDIT CLO 2017-2 (FORMERLY CAVALRY III), BAIN CAPITAL CREDIT CLO 2018-2 LTD, BAIN CAPITAL CREDIT CLO 2019-1 LTD, BAIN CAPITAL CREDIT CLO 2019-2 LTD, BAIN CAPITAL CREDIT CLO 2019-3 LTD, BAIN CAPITAL CREDIT CLO 2019-4 LTD, BAIN CAPITAL CREDIT CLO 2020-1 LTD, BAIN CAPITAL CREDIT CLO 2020-2 LTD, BAIN CAPITAL CREDIT CLO 2020-3 LTD, BAIN CAPITAL CREDIT CLO 2020-4 LTD, BAIN CAPITAL CREDIT CLO 2020-5 LTD, BAIN CAPITAL CREDIT CLO 2021-1 LTD, BAIN CAPITAL CREDIT CLO 2021-2 LTD, BAIN CAPITAL CREDIT CLO 2021-3 LTD, BAIN CAPITAL CREDIT CLO 2021-4 LTD, BAIN CAPITAL CREDIT CLO 2021-5 LTD, BAIN CAPITAL CREDIT CLO 2021-6 LTD, BAIN CAPITAL CREDIT CLO 2021-7 LTD, BAIN CAPITAL CREDIT CLO 2022-1 LTD, BAIN CAPITAL CREDIT CLO 2022-2 LTD, BAIN CAPITAL CREDIT CLO 2022-3 LTD, BAIN CAPITAL CREDIT CLO 2022-4 LTD, BAIN CAPITAL CREDIT CLO 2022-5 LTD, BAIN CAPITAL CREDIT CLO 2022-6 LTD, BAIN CAPITAL CREDIT CLO 2023-1 LTD, BAIN CAPITAL CREDIT CLO 2023-2 LTD, BAIN CAPITAL CREDIT CLO 2023-3 LTD, BAIN CAPITAL CREDIT CLO 2023-4 LTD, BAIN CAPITAL CREDIT CLO 2024-1 LTD, BAIN CAPITAL CREDIT CLO 2024-2 LTD, BAIN CAPITAL CREDIT CLO 2024-3 LTD, BAIN CAPITAL CREDIT CLO 2024-4 LTD, BAIN CAPITAL CREDIT CLO 2024-5 LTD, BAIN CAPITAL CREDIT CLO 2024-6 LTD, BAIN CAPITAL CREDIT CLO 2025-1, LTD, BAIN CAPITAL CREDIT CLO 2025-2, LTD, BAIN CAPITAL CREDIT CLO MANAGEMENT II LTD, BAIN BAIN CAPITAL CREDIT CLO MANAGEMENT III (DE) LP, BAIN CAPITAL CREDIT CLO ADVISORS, LP, BAIN CAPITAL CREDIT DISLOCATION FUND (B), L.P., BAIN CAPITAL CREDIT, LP, BAIN CAPITAL CREDIT, LTD, BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (BC), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (A), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (AS), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (BLANCO), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (CLO), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (DERP), L.P., BAIN CAPITAL CREDIT

PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

MANAGED ACCOUNT (E), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (FSS), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (G), SCSP, BAIN CAPITAL CREDIT MANAGED ACCOUNT (HAYMAN), SCSP, BAIN CAPITAL CREDIT MANAGED ACCOUNT (L), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (MM), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (NZSF), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (PEGASUS), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (PPF), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (PSERS), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (Q), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (RE SPECIAL SITUATIONS), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (RE SPECIAL SITUATIONS II), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (TCCC), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (UCAL), L.P., BAIN CAPITAL CREDIT MANAGED ACCOUNT (VFMC), L.P., BAIN CAPITAL CREDIT RIO GRANDE FMC, L.P., BAIN CAPITAL CREDIT U.S. CLO MANAGER, LLC, BAIN CAPITAL CREDIT U.S. CLO MANAGER II, LLC, BAIN CAPITAL CREDIT SCHANZE UNLEVERED DIRECT LENDING FUND, SCSP, BAIN CAPITAL DIRECT LENDING 2015 (L), L.P., BAIN CAPITAL DIRECT LENDING 2015 (U). L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (A), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (B MASTER), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (EU MASTER), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F-EU), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (G), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (A), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (B MASTER), L.P., BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 ICAV, BAIN CAPITAL EURO CLO 2017-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2018-2 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2019-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2020-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2021-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2021-2 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2022-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2022-2 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2023-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2024-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2024-2 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2024-3 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2025-1 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL EURO CLO 2025-2 DESIGNATED ACTIVITY COMPANY, BAIN CAPITAL GLOBAL DIRECT LENDING (E), L.P., BAIN CAPITAL GLOBAL DIRECT LENDING 2021 (L MASTER), L.P., BAIN CAPITAL GLOBAL DIRECT LENDING FUND (U), L.P.,

BAIN CAPITAL GLOBAL DIRECT LENDING FUND, L.P., BAIN CAPITAL GRIFFIN AIRCRAFT US MASTER FUND 3, LP, BAIN CAPITAL GRIFFIN AIRCRAFT INTERNATIONAL MASTER FUND 3, LP, BAIN CAPITAL GSS 2022 (A), L.P., BAIN CAPITAL GSS 2022 (B), SCSP, BAIN CAPITAL HIGH INCOME PARTNERSHIP, L.P., BAIN CAPITAL INVESTMENTS (EUROPE) LIMITED, BAIN CAPITAL INVESTMENTS (IRELAND) LIMITED, BAIN CAPITAL MIDDLE MARKET CREDIT 2014 (A MASTER), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2014, L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (A), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (B MASTER), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (F), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2022 (A), L.P., BAIN CAPITAL MIDDLE MARKET CREDIT 2022 (B MASTER), SCSP, BAIN CAPITAL PBN 2022, L.P., BAIN CAPITAL PRIVATE CREDIT, BAIN CAPITAL SENIOR LOAN FUND (SRI), L.P., BAIN CAPITAL SENIOR LOAN FUND, L.P., BAIN CAPITAL SENIOR LOAN PROGRAM, LLC, BAIN CAPITAL SENIOR LOAN PROGRAM II, LLC, BAIN CAPITAL SPECIAL SITUATIONS ASIA, L.P., BAIN CAPITAL SPECIAL SITUATIONS ASIA II, L.P., BAIN CAPITAL SPECIAL SITUATIONS EUROPE, BAIN CAPITAL SPECIAL SITUATIONS EUROPE ICAV, BAIN CAPITAL SPECIAL SITUATIONS EUROPE II, SCSP, BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (CLP), L.P., BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (N), L.P., BAIN CAPITAL STRUCTURED CREDIT FUND, L.P., BAIN CAPITAL TOTAL RETURN CREDIT, L.P., BCC LEGACY HOLDINGS, LLC, BCC MIDDLE MARKET CLO 2023-2, LLC, BCC PRIVATE CREDIT ISSUER I, L.P., BCC RCLO I, LLC, BCPC ADVISORS, LP, BCSF ADVISORS, LP, BG-B-MM-1, L.L.C., CAPE OTWAY TRUST, CAPE SCHANCK DIRECT LENDING TRUST, CMAC FUND 1, L.P., FED RE LTD., FEDERAL LIFE INSURANCE COMPANY, FEDLIFE T&D TRUST I 24-2, FLI TRUST I, SERIES 2024-1, FLI WW SFR 1 LLC, INTERNATIONAL SENIOR LOAN PROGRAM, LLC, NEWHAVEN CLO, DESIGNATED ACTIVITY COMPANY, NEWHAVEN II CLO, DESIGNATED ACTIVITY COMPANY, POINT LONSDALE FUND, L.P., QCT, QUEENSCLIFF TRUST, RACE POINT IX CLO, LIMITED, RACE POINT X CLO, LIMITED, RYE HARBOUR CLO, DESIGNATED ACTIVITY COMPANY, SANKATY CLO OPPORTUNITIES COINVESTMENT FUND, L.P., SANKATY CREDIT OPPORTUNITIES (OFFSHORE MASTER) IV, L.P., SANKATY CREDIT OPPORTUNITIES IV, L.P., SORRENTO TRUST, SR GROUP, LLC

200 CLARENDON STREET, 37th FLOOR

BOSTON, MA 02116

(617) 516-2000

LINCOLN BAIN CAPITAL TOTAL CREDIT FUND, LBTCF SEED FEEDER, LP

1301 South Harrison Street

Fort Wayne, Indiana 46802

(260) 455-2000

File No. 812-15818

INVESTMENT COMPANY ACT OF 1940

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Section 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on December 22, 2021 (the “Prior Order”)2 that was granted pursuant to Sections 57(a)(4), 57(i) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted.

•	Bain Capital Credit, LP, an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (f/k/a Sankaty Advisors, LP) (“Bain”);

•

Bain Capital Private Credit, a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act (“BCPC” and together with Bain Capital Specialty Finance, Inc. and Lincoln Bain Capital Total Credit Fund, the “Existing Regulated Funds”);

•	BCPC Advisors, LP, an investment adviser registered under the Advisers Act (“BCPCA”);

•	Bain Capital Specialty Finance, Inc., a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act (“BCSF”);

•	BCSF Advisors, LP (f/k/a Sankaty Capital Advisors, LP), an investment adviser registered under the Advisers Act (“BCSFA”);

•

Lincoln Bain Capital Total Credit Fund, a closed-end management investment company registered under the 1940 Act that operates as an interval fund and is sub-advised by BCSFA, an Existing Adviser (“LBCTCF”);

•	The entities set forth in Appendix A hereto, each of which is an existing Joint Venture (as such term is defined below);

•	The investment advisers set forth in Appendix B hereto (the “Existing Advisers”); and

•

The entities set forth in Appendix C hereto, each of which is a separate and distinct legal entity and would generally be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act (the “Existing Affiliated Funds”).

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]

Bain Capital Specialty Finance, Inc., et al. (File No. 812-15222), Release No. IC-34422 (November 22, 2021) (notice), Release No. IC-34445 (December 20, 2021) (order). The Prior Order superseded an exemptive order issued by the Commission on March 22, 2018 (Bain Capital Specialty Finance, Inc., et al. (File No. 812-14766), Release No. IC-33031 (February 23, 2018) (notice), Release No. IC-33051 (March 22, 2018) (order)), which in turn superseded a prior order issued by the Commission on August 23, 2016 (Bain Capital Specialty Finance, Inc., et al. (File No. 812-14575), Release No. IC-32197 (July 29, 2016) (notice), Release No. IC-32226 (Aug. 23, 2016) (order)).

The Existing Regulated Funds3, the Existing Advisers, the Existing Joint Ventures and the Existing Affiliated Funds may be referred to herein as the “Applicants.”4

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund5 and one or more Affiliated Entities to engage in Co-Investment Transactions6 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”7 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.8

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	Bain

Bain is an investment adviser that is registered with the Commission under the Advisers Act. Bain and its subsidiaries had approximately $53 billion in assets under management as of December 31, 2024. Bain is a subsidiary of Bain Capital, LP, which along with its subsidiaries, had approximately $185 billion in assets under management as of September 30, 2024. Bain serves as the investment adviser to certain Existing Affiliated Funds.

[3]

“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[4]

All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

[5]

“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

[6]	“Co-Investment Transaction” means the acquisition or Disposition (defined below) of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.
[7]

The term “Adviser” means the Existing Advisers and any other investment adviser controlling, controlled by, or under common control with the Existing Advisers. The term “Advisers” also includes any internally-managed Regulated Fund.

[8]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

B.	BCPC

BCPC is a Delaware statutory trust structured as an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the 1940 Act.

BCPC’s investment objective is to provide risk-adjusted returns and current income to shareholders by investing primarily in middle market companies with between $10.0 million and $150.0 million in annual earnings before interest, taxes, depreciation and amortization.

BCPC’s business and affairs are managed by its Board (defined below), which oversees Bain’s investment activities, financing arrangements and corporate governance. The Board consists of eight members, five of whom are not “interested persons” of BCPC as defined in Section 2(a)(19) of the 1940 Act (“Non-Interested Trustees” or “Non-Interested Directors,” as applicable).9

C.	BCPCA

BCPCA is an investment adviser that is registered with the Commission under the Advisers Act. BCPCA serves as investment adviser to BCPC and manages BCPC’s portfolio in accordance with BCPC’s Objectives and Strategies. BCPCA makes investment decisions for BCPC, including placing purchase and sale orders for portfolio transactions and otherwise managing the day-to-day operations of BCPC, subject to the oversight of the Board.

D.	BCSF

BCSF is a Delaware corporation organized as a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act.

BCSF’s investment objective is to provide risk-adjusted returns and current income to investors. BCSF invests primarily in middle-market companies with between $10 million and $150 million in annual earnings before interest, taxes, depreciation and amortization.

BCSF’s business and affairs are managed by its Board, which oversees BCSF’s investment activities, financing arrangements and corporate governance. The Board consists of eight members, five of whom are Non-Interested Trustees.

E.	BCSFA

BCSFA is an investment adviser that is registered with the Commission under the Advisers Act. BCSFA is a subsidiary of Bain. BCSFA serves as investment adviser to BCSF and manages BCSF’s portfolio in accordance with BCSF’s Objectives and Strategies. BCSFA makes investment decisions for BCSF, including placing purchase and sale orders for portfolio transactions and otherwise managing the day-to-day operations of BCSF, subject to the oversight of the Board. BCSFA also serves as LBCTCF’s sub-adviser and manages on a discretionary basis LBCTCF’s assets and investments, and provides investment advisory services with respect to LBCTCF’s portfolio, subject to the oversight of Lincoln Financial Investments Corporation and LBCTCF’s Board of Trustees.

F.	LBCTCF

LBCTCF is a newly organized, externally managed, continuously offered, non-diversified closed-end fund formed as a Delaware statutory trust and registered under the 1940 Act that operates as an “interval fund” pursuant to Rule 23c-3 under the 1940 Act.

LBCTCF’s investment objective is to seek high risk-adjusted returns across various market cycles with a focus on current income. LBCTCF primarily invests in a globally varied portfolio of liquid and illiquid credit investments. These investments may include, among other things, directly originated loans, secured and unsecured floating and fixed rate syndicated loans and securities,

[9]

The board of trustees or directors, as applicable (each, a “Board”), of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.

corporate bonds (both investment grade and below investment grade), debt and equity of collateralized loan obligations (“CLOs”) and other credit focused vehicles, asset-backed securities, real estate loans, asset-based lending, specialty finance, opportunistic credit, other credit investments, equity co-investments, credit-backed derivatives, exchange-traded funds (“ETFs”) and cash and cash equivalents.

G.	Existing Joint Ventures

1.	International Senior Loan Program, LLC

International Senior Loan Program, LLC (“ISLP”) is an unconsolidated joint venture, formed by BCSF and Pantheon, a leading global alternative private markets manager. ISLP was formed as a Delaware limited liability company. ISLP invests primarily in non-US first lien senior secured loans. BCSF and Pantheon each appointed two members to ISLP’s four-person Member Designees’ Committee. All material decisions with respect to ISLP, including those involving its investment portfolio, require unanimous approval of a quorum of Member Designees’ Committee.

2.	Bain Capital Senior Loan Program, LLC

Bain Capital Senior Loan Program, LLC (“SLP”) is a joint venture of BCSF and Amberstone Co., Ltd. (“Amberstone”), a credit focused investment manager that advises institutional investors. Pursuant to an amended and restated limited liability company agreement between BCSF and Amberstone, each such party has a 50% economic ownership interest in SLP. Each party’s initial capital commitments to SLP were $179.0 million, with each party expected to maintain their pro rata proportionate share for each capital contribution. SLP seeks to invest primarily in senior secured first lien loans of U.S. borrowers. BCSF and Amberstone each appointed two members to SLP’s four-person Member Designees’ Committee. All material decisions with respect to SLP, including those involving its investment portfolio, require unanimous approval of a quorum of Member Designees’ Committee.

3.	Bain Capital Senior Loan Program II, LLC

Bain Capital Senior Loan Program II, LLC (“SLP II”) is a joint venture of BCPC and Amberstone. Pursuant to an amended and restated limited liability company agreement between BCPC and Amberstone, each such party has a 50% economic ownership interest in SLP II. Total initial capital commitments to SLP II are $100 million, with each party expected to maintain their pro rata proportionate share for each capital contribution. SLP II seeks to invest primarily in senior secured first lien loans of U.S. borrowers. Investment decisions and all other material decisions in respect of SLP II must be approved by representatives of the BCPC and Amberstone.

H.	Existing Advisers

Bain Capital Inc., a Delaware Corporation (“Bain Capital”) is a leading private investment firm. Each of the Existing Advisers is an indirect wholly-owned subsidiary of Bain Capital. Bain Capitals’s approximately $185 billion million in total assets under management as of December 31, 2024 include global investment strategies focused on middle market direct lending opportunities across North America, Europe, and Australia and also in other geographic markets. Bain Capital’s asset management businesses include private investment funds, registered funds, business development companies, real estate investment trusts, collateralized loan obligation vehicles, separately managed accounts and other vehicles focused on real estate, private equity, special situations, partnership strategies, life sciences, tech opportunities, venture capital, crypto, credit, insurance and real assets.

1.	Bain

Bain is an investment adviser organized under the laws of the State of Delaware. Bain’s principal place of business is 200 Clarendon Street, Boston, Massachusetts 02116. Bain serves as the investment adviser to certain of the Existing Affiliated Funds as reflected in Appendix C.

2.	BCPCA

BCPCA is an investment adviser organized under the laws of the State of Delaware. BCPCA’s principal place of business is 200 Clarendon Street, Boston, Massachusetts 02116. BCPCA serves as the investment adviser to certain of the Existing Affiliated Funds as reflected in Appendix C.

I.	Existing Affiliated Funds

Existing Affiliated Funds include, but are not limited to, Bain Capital affiliates that hold various financial assets in a principal capacity (i.e., proprietary accounts), Bain Capital-sponsored non-U.S. retail investment funds, and Bain Capital affiliates (including private funds and insurance companies) that would generally be investment companies but for Section 3(c)(1) or 3(c)(7) of the 1940 Act.

A complete list of the Existing Affiliated Funds is included in Appendix C.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”10 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). The Advisers are subsidiaries of Bain Capital, are under common control, and are thus affiliated persons of each other. Accordingly, with respect to the Advisers, and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with the Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

[10]

Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.11

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,12 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,13 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.14

4. No Remuneration. Any transaction fee15 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

[11]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.
[12]

Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a business development company’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the business development company. In the case of a Regulated Fund that is not a business development company, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a business development company subject to Section 57(o) of the 1940 Act.

[13]

Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the business development company and do not involve overreaching of the business development company or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the business development company’s shareholders and the business development company’s policy as recited in filings made by the business development company with the Commission and the business development company’s reports to shareholders; and (iii) the business development company’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

[14]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.
[15]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.16

6. Dispositions:

(a)

Prior to any Disposition[17] by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b)

Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.[18]

7. Board Oversight

(a)	Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b)

Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c)

At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d)

Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e)

The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

[16]	The Affiliated Entities may adopt shared Co-Investment Policies.
[17]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.
[18]

“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).19

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).20 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

[19]

If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

[20]

See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

Sabrina Rusnak-Carlson, Esq. Bain Capital Credit, LP 200 Clarendon Street, 37th Floor Boston, MA 02116 srusnakcarlson@baincapital.com	Sam Goldstein, Esq. Lincoln Financial 150 N. Radnor-Chester Road Radnor, PA 19087

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

Rajib Chanda Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001 (202) 636-5500	Jonathan Gaines Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each Existing Regulated Fund and Existing Affiliated Fund have authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

The Applicants have caused this Application to be duly signed on their behalf on the 25th day of November, 2025.

BAIN CAPITAL SPECIALTY FINANCE, INC.

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Vice President

BAIN CAPITAL (SINGAPORE) PTE, LTD.

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Partner and Head of Risk and Process Management – Capital Markets

Bain Capital Credit (Australia) Pty. Ltd. as trustee for the Bain Capital Australia Private Credit Trust
By: Bain Capital Credit, LP, as Investment Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL COPS CV HOLDINGS, L.P.
By: Bain Capital COPS CV Holdings Investors, L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL COPS II CONTINUATION VEHICLE, L.P.
By: Sankaty Credit Opportunities Investors II, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL COPS III CONTINUATION VEHICLE, L.P.
By: Sankaty Credit Opportunities Investors III, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT (ASIA), LIMITED

By:	/s/ Liam Kennedy
Name: Liam Kennedy
Title: Director

BAIN CAPITAL CREDIT (AUSTRALIA), PTY. LTD

By:	/s/ Jeffrey Hawkins
Name: Jeffrey Hawkins
Title: Director

BAIN CAPITAL CREDIT (EUROPE) HOLDINGS, LP
By: Bain Capital Credit, LP, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT ASIAN OPPORTUNITIES L.P.
By: Bain Capital Credit Asian Opportunities General Partner, LLC, its General Partner
By Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT BELLARINE FUND L.P.
By: Bain Capital Credit, LP, its Investment Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT CLO 2017-2 (FORMERLY CAVALRY III)
By: Bain Capital Credit, LP, its Portfolio Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT CLO 2018-2 LTD
By: Bain Capital Credit CLO Advisors, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Officer

BAIN CAPITAL CREDIT CLO 2019-1 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2019-2 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2019-3 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2019-4 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2020-1 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2020-2 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2020-3 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2020-4 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2020-5 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2021-1 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2021-2 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2021-3 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2021-4 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2021-5 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2021-6 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2021-7 LTD
By: Bain Capital Credit L.P., its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2022-1 LTD
By: Bain Capital Credit LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2022-2 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2022-3 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2022-4 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2022-5 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2022-6 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2023-1 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2023-2 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2023-3 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2023-4 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2024-1 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2024-2 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2024-3 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2024-4 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2024-5 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2024-6 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2025-1, LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2025-2, LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO MANAGEMENT II LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO MANAGEMENT III (DE) LP
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO ADVISORS, LP

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT DISLOCATION FUND (B), L.P.
By: Bain Capital Credit Dislocation Fund General Partner, LLC, its General Partner
By: Bain Capital Credit Member II. Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT, LP

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT, LTD.

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (BC), L.P.
By: Bain Capital Credit Managed Account (BC) General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (A), L.P.
By: Bain Capital Credit Managed Account (A) General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (AS), L.P.
By: Bain Capital Credit Managed Account (AS) General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (BLANCO), L.P.
By: Bain Capital Credit Managed Account Investors (Blanco), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (CLO), L.P.
By: Bain Capital Credit Managed Account Investors (CLO), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (DERP), L.P.
By: Bain Capital Credit Managed Account General Partner (DERP), LLC. its General Partner
By: Bain Capital Credit Member, LLC, its manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (E), L.P.
By: Bain Capital Credit Managed Account Investors E, L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (FSS), L.P.
By: Bain Capital Credit Managed Account Investors (FSS), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (G), SCSP
By: Bain Capital Credit Managed Account (G) General Partner, SARL. its General Partner

By:	/s/ Andrew S.Viens
Name: Andrew S. Viens
Title: Manager

By:	/s/ Nicolas Cheng Sing
Name: Nicolas Cheng Sing
Title: Manager

BAIN CAPITAL CREDIT MANAGED ACCOUNT (HAYMAN), SCSP
By: Bain Capital Credit Managed Account (Hayman) General Partner, SARL. its General Partner

By:	/s/ Thibault Corlay
Name: Thibault Corlay
Title: Manager

BAIN CAPITAL CREDIT MANAGED ACCOUNT (L), L.P.
By: Bain Capital Credit Managed Account General Partner (L), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (MM), L.P.
By: Bain Capital Credit Managed Account General Partner (MM), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (NZSF), L.P.
By: Bain Capital Credit Managed Account Investors (NZSF), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PEGASUS), L.P.
By: Bain Capital Credit, LP, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PPF), L.P.
By: Bain Capital Credit Managed Account (PPF) General Partner, LLP, its General Partner
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its Managing Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PSERS), L.P.
By: Bain Capital Credit Managed Account Investors, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Sole Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (Q), L.P.
By: Bain Capital Credit Managed Account General Partner (Q), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (RE SPECIAL SITUATIONS), L.P.
By: Bain Capital Credit Managed Account Investors (RESS), L.P., its General Partner
By: Bain Capital Credit Member IL Ltd., its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (RE SPECIAL SITUATIONS II), L.P.
By: Bain Capital Credit Managed Account Investors (RESS), L.P., its General Partner
By: Bain Capital Credit Member IL Ltd., its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (TCCC), L.P.
By: Bain Capital Credit Managed Account Investors (TCCC), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (UCAL), L.P.
By: Bain Capital Credit Managed Account Investors (UCAL), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (VFMC), L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member IL Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT RIO GRANDE FMC, L.P.
By: Bain Capital Credit Managed Account Investors (NMSIC), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT U.S. CLO MANAGER, LLC

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Officer

BAIN CAPITAL CREDIT U.S. CLO MANAGER II, LLC

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Officer

BAIN CAPITAL CREDIT SCHANZE UNLEVERED DIRECT LENDING FUND, SCSP
By: Capital Credit Schanze Unlevered Direct Lending Fund General Partner, SARL its general partner

By:	/s/ Thibault Corlay
Name: Thibault Corlay
Title: Manager

BAIN CAPITAL DIRECT LENDING 2015 (L), L.P.
By: Bain Capital Direct Lending 2015 Investors (L), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DIRECT LENDING 2015 (U), L.P.
By: Bain Capital Direct Lending 2015 Investors (L), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (A), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (A), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (B MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (B), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (EU MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (EU), L.P., its General Partner
By: Bain Capital Credit Member III, S.à r.l., its Managing General Partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Manager

By:	/s/ Nicolas Cheng Sing
Name: Nicolas Cheng Sing
Title: Manager

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F-EU), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (F-EU), LLP, its Managing General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (F), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (G), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (G), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (A), L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member II. Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (B MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member II. Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 ICAV

By:	/s/ Thomas Murray
Name: Thomas Murray
Title: Director

BAIN CAPITAL EURO CLO 2017-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit, Ltd., its Portfolio Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL EURO CLO 2018-2 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2019-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, acting on behalf of its Series C, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2020-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, acting on behalf of its Series C, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2021-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, acting on behalf of its Series C, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2021-2 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, acting on behalf of its Series C, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2022-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, acting on behalf of its Series C, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2022-2 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2023-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2024-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2024-2 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2024-3 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2025-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2025-2 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL GLOBAL DIRECT LENDING (E), L.P.
By: Bain Capital Global Direct Lending (E) General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL GLOBAL DIRECT LENDING 2021 (L MASTER), L.P.
By: Bain Capital Global Direct Lending 2021 (L) General Partner, LLC, its General Partner
By: Bain Capital Credit Member IL Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL GLOBAL DIRECT LENDING FUND (U), L.P.
By: Bain Capital Global Direct Lending General Partner (U), LLC, its General Partner
By: Bain Capital Credit Member III, LLC, its Sole Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL GLOBAL DIRECT LENDING FUND, L.P.
By: Bain Capital Global Direct Lending General Partner, LLC, its General Partner
By: Bain Capital Credit Member III, LLC, its Sole Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL GRIFFIN AIRCRAFT US MASTER FUND 3, LP
By: Bain Capital Griffin Aircraft General Partner, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL GRIFFIN AIRCRAFT INTERNATIONAL MASTER FUND 3, LP
By: Bain Capital Griffin Aircraft General Partner, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL GSS 2022 (A), L.P.
By: Bain Capital GSS 2022 General Partner, LLC, its General Partner
By: Bain Capital Credit Member III, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL GSS 2022 (B), SCSP
By: Bain Capital GSS 2022 General Partner, SARL, its Managing General Partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Manager

By:	/s/ Nicolas Cheng Sing
Name: Nicolas Cheng Sing
Title: Manager

BAIN CAPITAL HIGH INCOME PARTNERSHIP, L.P.
By: Bain Capital High Income Investors, L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL INVESTMENTS (EUROPE) LIMITED

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL INVESTMENTS (IRELAND) LIMITED

By:	/s/ Philip McEnroe
Name: Philip McEnroe
Title: Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2014 (A MASTER), L.P.
By: Bain Capital Middle Market Credit 2014 Investors (A), L.P., its General Partner
By: Bain Capital Credit Member II, LLC., its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL MIDDLE MARKET CREDIT 2014, L.P.
By: Bain Capital Middle Market Credit 2014 Investors, L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (A), L.P.
By: Bain Capital Middle Market Credit 2018 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (B MASTER), L.P.
By: Bain Capital Middle Market Credit 2018 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (F), L.P.
By: Bain Capital Middle Market Credit 2018 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL MIDDLE MARKET CREDIT 2022 (A), L.P.
By: Bain Capital Middle Market Credit 2022 Investors, L.P., its General Partner
By: Bain Capital Credit Member III, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL MIDDLE MARKET CREDIT 2022 (B MASTER), SCSP
By: Bain Capital Middle Market Credit 2022 General Partner, SARL, its General Partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Manager

BAIN CAPITAL PBN 2022, L.P.
By: Bain Capital PBN 2022 General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Sole Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL PRIVATE CREDIT

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Vice President

BAIN CAPITAL SENIOR LOAN FUND (SRI), L.P.
By: Bain Capital Senior Loan Investors (SRI), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL SENIOR LOAN FUND, L.P.
By: Bain Capital Senior Loan Investors, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Sole Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL SENIOR LOAN PROGRAM, LLC

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Officer

BAIN CAPITAL SENIOR LOAN PROGRAM II, LLC
By: Bain Capital Private Credit, its Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Vice President

BAIN CAPITAL SPECIAL SITUATIONS ASIA, L.P.
By: Bain Capital Special Situations Asia Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL SPECIAL SITUATIONS ASIA II, L.P.
By: Bain Capital Special Situations Asia II General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL SPECIAL SITUATIONS EUROPE acting in respect of Bain Capital Special Situations Europe

By:	/s/ Thomas Murray
Name: Thomas Murray
Title: Director

BAIN CAPITAL SPECIAL SITUATIONS EUROPE ICAV

By:	/s/ Thomas Murray
Name: Thomas Murray
Title: Director

BAIN CAPITAL SPECIAL SITUATIONS EUROPE II, SCSP
By: Bain Capital Special Situations Europe II General Partner S.à r.l., its General Partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Manager

By:	/s/ Nicolas Cheng Sing
Name: Nicolas Cheng Sing
Title: Manager

BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (CLP), L.P.
By: Bain Capital Special Situations Managed Account General Partner (CLP), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (N), L.P.
By: Bain Capital Special Situations Managed Account General Partner (N), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL STRUCTURED CREDIT FUND, L.P.
By: Bain Capital Structured Credit Investors, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL TOTAL RETURN CREDIT, L.P.
By: Bain Capital Total Return Credit General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BCC LEGACY HOLDINGS, LLC

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Manager

BCC MIDDLE MARKET CLO 2023-2, LLC

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Manager

BCC PRIVATE CREDIT ISSUER I, L.P.
By: BCC Private Credit Issuer General Partner, LLC, its General Partner
By: Bain Capital Credit, LP, its Sole Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BCC RCLO I, LLC
By: Bain Capital Credit Member, LLC, its Sole Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BCPC ADVISORS, LP

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BCSF ADVISORS, LP

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BG-B-MM-1 L.L.C.
By: BG-B-MM-1 Investors, LLC, its Managing Member
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

Equity Trustees Limited as trustee for the Cape Otway Trust
By: Bain Capital Credit, LP, as Investment Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

Bain Capital Credit (Australia) Pty. Ltd. as trustee for the Cape Schanck Direct Lending Trust
By: Bain Capital Credit, LP, as Investment Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

CMAC FUND 1, L P
By: Bain Capital Credit Managed Account Investors (CMAC Fund 1), LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

FED RE LTD.
By: Bain Capital Insurance Solutions, LP, its Investment Manager
By: Bain Capital Credit, LP, its Sub-Advisor

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

FEDERAL LIFE INSURANCE COMPANY
By: Bain Capital Insurance Solutions, LP, its Investment Manager
By: Bain Capital Credit, LP, its Sub-Advisor

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

FEDLIFE T&D TRUST I 24-2
By: Bain Capital Insurance Solutions, LP, its Investment Manager
By: Bain Capital Credit, LP, its Sub-Advisor

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

FLI TRUST I, SERIES 2024-1
By: Bain Capital Insurance Solutions, LP, its Investment Manager
By: Bain Capital Credit, LP, its Sub-Advisor

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

FLI WW SFR 1 LLC
By: Bain Capital Insurance Solutions, LP, its Investment Manager
By: Bain Capital Credit, LP, its sub-advisor

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

INTERNATIONAL SENIOR LOAN PROGRAM, LLC

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Officer

LINCOLN BAIN CAPITAL TOTAL CREDIT FUND
By: BCSF Advisors, LP, its sub-adviser

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

LBTCF SEED FEEDER, L.P.
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

NEWHAVEN CLO, DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit, Ltd., its Portfolio Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

NEWHAVEN II CLO, DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit, Ltd., its Portfolio Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

POINT LONSDALE FUND, L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

QCT
By: Bain Capital Credit, LP, its Investment Adviser

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

Bain Capital Credit (Australia) Pty. Ltd. as trustee for the Queenscliff Trust
By: Bain Capital Credit, LP, as Investment Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

RACE POINT IX CLO, LIMITED
By: Bain Capital Credit, LP, its Portfolio Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

RACE POINT X CLO, LIMITED
By: Bain Capital Credit, LP, its Portfolio Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

RYE HARBOUR CLO, DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit, Ltd., its Portfolio Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

SANKATY CLO OPPORTUNITIES COINVESTMENT FUND, L.P.
By: Bain Capital Credit Member. LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

SANKATY CREDIT OPPORTUNITIES (OFFSHORE MASTER) IV, L.P.
By: Sankaty Credit Opportunities Investors (Offshore) IV, L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

SANKATY CREDIT OPPORTUNITIES IV, L.P.
By: Sankaty Credit Opportunities Investors IV, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

Bain Capital Credit (Australia) Pty. Ltd. as trustee for the Sorrento Trust
By: Bain Capital Credit, LP, as Investment Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

SR GROUP, LLC
By: Bain Capital Credit, LP, its Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

VERIFICATION

The undersigned states that he or she has duly executed the attached application dated as of November 25, 2025 for and on behalf of each entity listed below; that he is the authorized person of each such entity; and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BAIN CAPITAL SPECIALTY FINANCE, INC.

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Vice President

BAIN CAPITAL (SINGAPORE) PTE, LTD.

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Partner and Head of Risk and Process Management – Capital Markets

Bain Capital Credit (Australia) Pty. Ltd. as trustee for the Bain Capital Australia Private Credit Trust
By: Bain Capital Credit, LP, as Investment Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL COPS CV HOLDINGS, L.P.
By: Bain Capital COPS CV Holdings Investors, L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL COPS II CONTINUATION VEHICLE, L.P.
By: Sankaty Credit Opportunities Investors II, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL COPS III CONTINUATION VEHICLE, L.P.
By: Sankaty Credit Opportunities Investors III, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT (ASIA), LIMITED

By:	/s/ Liam Kennedy
Name: Liam Kennedy
Title: Director

BAIN CAPITAL CREDIT (AUSTRALIA), PTY. LTD

By:	/s/ Jeffrey Hawkins
Name: Jeffrey Hawkins
Title: Director

BAIN CAPITAL CREDIT (EUROPE) HOLDINGS, LP
By: Bain Capital Credit, LP, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT ASIAN OPPORTUNITIES L.P.
By: Bain Capital Credit Asian Opportunities General Partner, LLC, its General Partner
By Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT BELLARINE FUND L.P.
By: Bain Capital Credit, LP, its Investment Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT CLO 2017-2 (FORMERLY CAVALRY III)
By: Bain Capital Credit, LP, its Portfolio Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT CLO 2018-2 LTD
By: Bain Capital Credit CLO Advisors, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Officer

BAIN CAPITAL CREDIT CLO 2019-1 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2019-2 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2019-3 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2019-4 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2020-1 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2020-2 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2020-3 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2020-4 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2020-5 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2021-1 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2021-2 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2021-3 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2021-4 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2021-5 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2021-6 LTD
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2021-7 LTD
By: Bain Capital Credit L.P., its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2022-1 LTD
By: Bain Capital Credit LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2022-2 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2022-3 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2022-4 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2022-5 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2022-6 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2023-1 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2023-2 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2023-3 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2023-4 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2024-1 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2024-2 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2024-3 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2024-4 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2024-5 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2024-6 LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2025-1, LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO 2025-2, LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO MANAGEMENT II LTD
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO MANAGEMENT III (DE) LP
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT CLO ADVISORS, LP

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL CREDIT DISLOCATION FUND (B), L.P.
By: Bain Capital Credit Dislocation Fund General Partner,
LLC, its General Partner
By: Bain Capital Credit Member II. Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT, LP

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT, LTD.

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (BC), L.P.
By: Bain Capital Credit Managed Account (BC) General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (A), L.P.
By: Bain Capital Credit Managed Account (A) General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (AS), L.P.
By: Bain Capital Credit Managed Account (AS) General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (BLANCO), L.P.
By: Bain Capital Credit Managed Account Investors (Blanco), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (CLO), L.P.
By: Bain Capital Credit Managed Account Investors (CLO), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (DERP), L.P.
By: Bain Capital Credit Managed Account General Partner (DERP), LLC. its General Partner
By: Bain Capital Credit Member, LLC, its manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (E), L.P.
By: Bain Capital Credit Managed Account Investors E, L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (FSS), L.P.
By: Bain Capital Credit Managed Account Investors (FSS), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (G), SCSP
By: Bain Capital Credit Managed Account (G) General Partner, SARL. its General Partner

By:	/s/ Andrew S.Viens
Name: Andrew S. Viens
Title: Manager

By:	/s/ Nicolas Cheng Sing
Name: Nicolas Cheng Sing
Title: Manager

BAIN CAPITAL CREDIT MANAGED ACCOUNT (HAYMAN), SCSP
By: Bain Capital Credit Managed Account (Hayman) General Partner, SARL. its General Partner

By:	/s/ Thibault Corlay
Name: Thibault Corlay
Title: Manager

BAIN CAPITAL CREDIT MANAGED ACCOUNT (L), L.P.
By: Bain Capital Credit Managed Account General Partner (L), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (MM), L.P.
By: Bain Capital Credit Managed Account General Partner (MM), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (NZSF), L.P.
By: Bain Capital Credit Managed Account Investors (NZSF), L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PEGASUS), L.P.
By: Bain Capital Credit, LP, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PPF), L.P.
By: Bain Capital Credit Managed Account (PPF) General Partner, LLP, its General Partner
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its Managing Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PSERS), L.P.
By: Bain Capital Credit Managed Account Investors, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Sole Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (Q), L.P.
By: Bain Capital Credit Managed Account General Partner (Q), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (RE SPECIAL SITUATIONS), L.P.
By: Bain Capital Credit Managed Account Investors (RESS), L.P., its General Partner
By: Bain Capital Credit Member IL Ltd., its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (RE SPECIAL SITUATIONS II), L.P.
By: Bain Capital Credit Managed Account Investors (RESS), L.P., its General Partner
By: Bain Capital Credit Member IL Ltd., its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (TCCC), L.P.
By: Bain Capital Credit Managed Account Investors (TCCC), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (UCAL), L.P.
By: Bain Capital Credit Managed Account Investors (UCAL), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT MANAGED ACCOUNT (VFMC), L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member IL Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT RIO GRANDE FMC, L.P.
By: Bain Capital Credit Managed Account Investors (NMSIC), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL CREDIT U.S. CLO MANAGER, LLC

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Officer

BAIN CAPITAL CREDIT U.S. CLO MANAGER II, LLC

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Officer

BAIN CAPITAL CREDIT SCHANZE UNLEVERED DIRECT LENDING FUND, SCSP
By: Capital Credit Schanze Unlevered Direct Lending Fund General Partner, SARL its general partner

By:	/s/ Thibault Corlay
Name: Thibault Corlay
Title: Manager

BAIN CAPITAL DIRECT LENDING 2015 (L), L.P.
By: Bain Capital Direct Lending 2015 Investors (L), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DIRECT LENDING 2015 (U), L.P.
By: Bain Capital Direct Lending 2015 Investors (L), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (A), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (A), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (B MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (B), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (EU MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (EU), L.P., its General Partner
By: Bain Capital Credit Member III, S.à r.l., its Managing General Partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Manager

By:	/s/ Nicolas Cheng Sing
Name: Nicolas Cheng Sing
Title: Manager

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F-EU), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (F-EU), LLP, its Managing General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (F), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (G), L.P.
By: Bain Capital Distressed and Special Situations 2016 Investors (G), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (A), L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member II. Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (B MASTER), L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member II. Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 ICAV

By:	/s/ Thomas Murray
Name: Thomas Murray
Title: Director

BAIN CAPITAL EURO CLO 2017-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit, Ltd., its Portfolio Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL EURO CLO 2018-2 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2019-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, acting on behalf of its Series C, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2020-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, acting on behalf of its Series C, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2021-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, acting on behalf of its Series C, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2021-2 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, acting on behalf of its Series C, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2022-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager, LLC, acting on behalf of its Series C, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2022-2 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2023-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2024-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2024-2 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2024-3 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2025-1 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL EURO CLO 2025-2 DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit U.S. CLO Manager II, LP, its Portfolio Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Signatory

BAIN CAPITAL GLOBAL DIRECT LENDING (E), L.P.
By: Bain Capital Global Direct Lending (E) General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL GLOBAL DIRECT LENDING 2021 (L MASTER), L.P.
By: Bain Capital Global Direct Lending 2021 (L) General Partner, LLC, its General Partner
By: Bain Capital Credit Member IL Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL GLOBAL DIRECT LENDING FUND (U), L.P.
By: Bain Capital Global Direct Lending General Partner (U), LLC, its General Partner
By: Bain Capital Credit Member III, LLC, its Sole Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL GLOBAL DIRECT LENDING FUND, L.P.
By: Bain Capital Global Direct Lending General Partner, LLC, its General Partner
By: Bain Capital Credit Member III, LLC, its Sole Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL GRIFFIN AIRCRAFT US MASTER FUND 3, LP
By: Bain Capital Griffin Aircraft General Partner, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL GRIFFIN AIRCRAFT INTERNATIONAL MASTER FUND 3, LP
By: Bain Capital Griffin Aircraft General Partner, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL GSS 2022 (A), L.P.
By: Bain Capital GSS 2022 General Partner, LLC, its General Partner
By: Bain Capital Credit Member III, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL GSS 2022 (B), SCSP
By: Bain Capital GSS 2022 General Partner, SARL, its Managing General Partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Manager

By:	/s/ Nicolas Cheng Sing
Name: Nicolas Cheng Sing
Title: Manager

BAIN CAPITAL HIGH INCOME PARTNERSHIP, L.P.
By: Bain Capital High Income Investors, L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL INVESTMENTS (EUROPE) LIMITED

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL INVESTMENTS (IRELAND) LIMITED

By:	/s/ Philip McEnroe
Name: Philip McEnroe
Title: Director

BAIN CAPITAL MIDDLE MARKET CREDIT 2014 (A MASTER), L.P.
By: Bain Capital Middle Market Credit 2014 Investors (A), L.P., its General Partner
By: Bain Capital Credit Member II, LLC., its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL MIDDLE MARKET CREDIT 2014, L.P.
By: Bain Capital Middle Market Credit 2014 Investors, L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (A), L.P.
By: Bain Capital Middle Market Credit 2018 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (B MASTER), L.P.
By: Bain Capital Middle Market Credit 2018 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (F), L.P.
By: Bain Capital Middle Market Credit 2018 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL MIDDLE MARKET CREDIT 2022 (A), L.P.
By: Bain Capital Middle Market Credit 2022 Investors, L.P., its General Partner
By: Bain Capital Credit Member III, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL MIDDLE MARKET CREDIT 2022 (B MASTER), SCSP
By: Bain Capital Middle Market Credit 2022 General Partner, SARL, its General Partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Manager

BAIN CAPITAL PBN 2022, L.P.
By: Bain Capital PBN 2022 General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Sole Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL PRIVATE CREDIT

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Vice President

BAIN CAPITAL SENIOR LOAN FUND (SRI), L.P.
By: Bain Capital Senior Loan Investors (SRI), L.P., its General Partner
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL SENIOR LOAN FUND, L.P.
By: Bain Capital Senior Loan Investors, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Sole Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL SENIOR LOAN PROGRAM, LLC

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Officer

BAIN CAPITAL SENIOR LOAN PROGRAM II, LLC
By: Bain Capital Private Credit, its Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Vice President

BAIN CAPITAL SPECIAL SITUATIONS ASIA, L.P.
By: Bain Capital Special Situations Asia Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL SPECIAL SITUATIONS ASIA II, L.P.
By: Bain Capital Special Situations Asia II General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL SPECIAL SITUATIONS EUROPE acting in respect of Bain Capital Special Situations Europe

By:	/s/ Thomas Murray
Name: Thomas Murray
Title: Director

BAIN CAPITAL SPECIAL SITUATIONS EUROPE ICAV

By:	/s/ Thomas Murray
Name: Thomas Murray
Title: Director

BAIN CAPITAL SPECIAL SITUATIONS EUROPE II, SCSP
By: Bain Capital Special Situations Europe II General Partner S.à r.l., its General Partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Manager

By:	/s/ Nicolas Cheng Sing
Name: Nicolas Cheng Sing
Title: Manager

BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (CLP), L.P.
By: Bain Capital Special Situations Managed Account General Partner (CLP), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (N), L.P.
By: Bain Capital Special Situations Managed Account General Partner (N), LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL STRUCTURED CREDIT FUND, L.P.
By: Bain Capital Structured Credit Investors, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BAIN CAPITAL TOTAL RETURN CREDIT, L.P.
By: Bain Capital Total Return Credit General Partner, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BCC LEGACY HOLDINGS, LLC

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Manager

BCC MIDDLE MARKET CLO 2023-2, LLC

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Manager

BCC PRIVATE CREDIT ISSUER I, L.P.
By: BCC Private Credit Issuer General Partner, LLC, its General Partner
By: Bain Capital Credit, LP, its Sole Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BCC RCLO I, LLC
By: Bain Capital Credit Member, LLC, its Sole Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BCPC ADVISORS, LP

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BCSF ADVISORS, LP

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

BG-B-MM-1 L.L.C.
By: BG-B-MM-1 Investors, LLC, its Managing Member
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

Equity Trustees Limited as trustee for the Cape Otway Trust
By: Bain Capital Credit, LP, as Investment Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

Bain Capital Credit (Australia) Pty. Ltd. as trustee for the Cape Schanck Direct Lending Trust
By: Bain Capital Credit, LP, as Investment Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

CMAC FUND 1, L P
By: Bain Capital Credit Managed Account Investors (CMAC Fund 1), LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

FED RE LTD.
By: Bain Capital Insurance Solutions, LP, its Investment Manager
By: Bain Capital Credit, LP, its Sub-Advisor

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

FEDERAL LIFE INSURANCE COMPANY
By: Bain Capital Insurance Solutions, LP, its Investment Manager
By: Bain Capital Credit, LP, its Sub-Advisor

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

FEDLIFE T&D TRUST I 24-2
By: Bain Capital Insurance Solutions, LP, its Investment Manager
By: Bain Capital Credit, LP, its Sub-Advisor

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

FLI TRUST I, SERIES 2024-1
By: Bain Capital Insurance Solutions, LP, its Investment Manager
By: Bain Capital Credit, LP, its Sub-Advisor

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

FLI WW SFR 1 LLC
By: Bain Capital Insurance Solutions, LP, its Investment Manager
By: Bain Capital Credit, LP, its sub-advisor

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

INTERNATIONAL SENIOR LOAN PROGRAM, LLC

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Authorized Officer

LINCOLN BAIN CAPITAL TOTAL CREDIT FUND
By: BCSF Advisors, LP, its sub-adviser

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

LBTCF SEED FEEDER, L.P.
By: Bain Capital Credit Member, LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

NEWHAVEN CLO, DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit, Ltd., its Portfolio Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

NEWHAVEN II CLO, DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit, Ltd., its Portfolio Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

POINT LONSDALE FUND, L.P.
By: Bain Capital Distressed and Special Situations 2019 Investors, LLC, its General Partner
By: Bain Capital Credit Member II, Ltd., its Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

QCT
By: Bain Capital Credit, LP, its Investment Adviser

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

Bain Capital Credit (Australia) Pty. Ltd. as trustee for the Queenscliff Trust
By: Bain Capital Credit, LP, as Investment Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

RACE POINT IX CLO, LIMITED
By: Bain Capital Credit, LP, its Portfolio Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

RACE POINT X CLO, LIMITED
By: Bain Capital Credit, LP, its Portfolio Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

RYE HARBOUR CLO, DESIGNATED ACTIVITY COMPANY
By: Bain Capital Credit, Ltd., its Portfolio Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

SANKATY CLO OPPORTUNITIES COINVESTMENT FUND, L.P.
By: Bain Capital Credit Member. LLC, its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

SANKATY CREDIT OPPORTUNITIES (OFFSHORE MASTER) IV, L.P.
By: Sankaty Credit Opportunities Investors (Offshore) IV, L.P., its General Partner
By: Bain Capital Credit Member II, Ltd., its General Partner

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

SANKATY CREDIT OPPORTUNITIES IV, L.P.
By: Sankaty Credit Opportunities Investors IV, LLC, its General Partner
By: Bain Capital Credit Member, LLC, its Managing Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

Bain Capital Credit (Australia) Pty. Ltd. as trustee for the Sorrento Trust
By: Bain Capital Credit, LP, as Investment Manager

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

SR GROUP, LLC
By: Bain Capital Credit, LP, its Member

By:	/s/ Adriana Rojas Garzón
Name: Adriana Rojas Garzón
Title: Associate General Counsel – Capital Markets

EXHIBIT A

Resolutions of the Board of Trustees (the “Board”) of Bain Capital Private Credit (the “Fund”)

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of BCPC Advisors, LP be, and each of them hereby is, authorized and directed on behalf of the Fund , to prepare, execute, and cause to be filed with the Commission the Application for an Order of Exemption, substantially in the form presented to the Board, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Board of Trustees (the “Board”) of Bain Capital Specialty Finance, Inc. (the “Fund”)

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of BCSF Advisors, LP be, and each of them hereby is, authorized and directed on behalf of the Fund , to prepare, execute, and cause to be filed with the Commission the Application for an Order of Exemption, substantially in the form presented to the Board, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Board of Trustees (the “Board”) of Lincoln Bain Capital Total Credit Fund (the “Fund”)

Approval of Filing Section 17(d) Application for Co-Investment Relief

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

A-1

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund , to prepare, execute, and cause to be filed with the Commission the Application for an Order of Exemption, substantially in the form presented to the Board, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

A-2

APPENDIX A

Existing Joint Ventures of Bain Capital Specialty Finance, Inc.:

1.	INTERNATIONAL SENIOR LOAN PROGRAM, LLC

2.	BAIN CAPITAL SENIOR LOAN PROGRAM, LLC

Existing Joint Venture of Bain Capital Private Credit:

1.	BAIN CAPITAL SENIOR LOAN PROGRAM II, LLC

A-1

APPENDIX B

Existing Advisers

1.	BAIN CAPITAL CREDIT (ASIA), LIMITED

2.	BAIN CAPITAL CREDIT (AUSTRALIA), PTY. LTD.

3.	BAIN CAPITAL CREDIT (EUROPE) HOLDINGS, LP

4.	BAIN CAPITAL CREDIT CLO ADVISORS, LP

5.	BAIN CAPITAL CREDIT, LP (F/K./A SANKATY ADVISORS, LP)

6.	BAIN CAPITAL CREDIT U.S. CLO MANAGER II, LLC

7.	BAIN CAPITAL CREDIT U.S. CLO MANAGER, LLC

8.	BAIN CAPITAL INVESTMENTS (EUROPE) LIMITED

9.	BAIN CAPITAL INVESTMENTS (IRELAND) LIMITED

10.	BCPC ADVISORS, LP

11.	BCSF ADVISORS, LP (F/K/A SANKATY CAPITAL ADVISORS, LP)

B-1

APPENDIX C

Existing Affiliated Funds

1.	BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (BC), L.P.

2.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (PEGASUS), L.P.

3.	BAIN CAPITAL STRUCTURED CREDIT FUND, L.P.

4.	BCC LEGACY HOLDINGS, LLC

5.	BCC MIDDLE MARKET CLO 2023-2, LLC

6.	FED RE LTD.

7.	FEDERAL LIFE INSURANCE COMPANY

8.	FEDLIFE T&D TRUST I 24-2

9.	FLI TRUST I, SERIES 2024-1

10.	FLI WW SFR 1 LLC

11.	RYE HARBOUR CLO, DESIGNATED ACTIVITY COMPANY

12.	SR GROUP, LLC

13.	BAIN CAPITAL (SINGAPORE) PTE, LTD.

14.	BAIN CAPITAL AUSTRALIA PRIVATE CREDIT TRUST

15.	BAIN CAPITAL COPS CV HOLDINGS, L.P.

16.	BAIN CAPITAL COPS II CONTINUATION VEHICLE, L.P.

17.	BAIN CAPITAL COPS III CONTINUATION VEHICLE, L.P.

18.	BAIN CAPITAL CREDIT ASIAN OPPORTUNITIES L.P.

19.	BAIN CAPITAL CREDIT BELLARINE FUND L.P.

20.	BAIN CAPITAL CREDIT CLO 2017-2 (FORMERLY CAVALRY III)

22.	BAIN CAPITAL CREDIT CLO 2018-2 LTD

23.	BAIN CAPITAL CREDIT CLO 2019-1 LTD

24.	BAIN CAPITAL CREDIT CLO 2019-2 LTD

25.	BAIN CAPITAL CREDIT CLO 2019-3 LTD

26.	BAIN CAPITAL CREDIT CLO 2019-4 LTD

27.	BAIN CAPITAL CREDIT CLO 2020-1 LTD

28.	BAIN CAPITAL CREDIT CLO 2020-2 LTD

29.	BAIN CAPITAL CREDIT CLO 2020-3 LTD

30.	BAIN CAPITAL CREDIT CLO 2020-4 LTD

31.	BAIN CAPITAL CREDIT CLO 2020-5 LTD

32.	BAIN CAPITAL CREDIT CLO 2021-1 LTD

33.	BAIN CAPITAL CREDIT CLO 2021-2 LTD

34.	BAIN CAPITAL CREDIT CLO 2021-3 LTD

35.	BAIN CAPITAL CREDIT CLO 2021-4 LTD

36.	BAIN CAPITAL CREDIT CLO 2021-5 LTD

37.	BAIN CAPITAL CREDIT CLO 2021-6 LTD

38.	BAIN CAPITAL CREDIT CLO 2021-7 LTD

39.	BAIN CAPITAL CREDIT CLO 2022-1 LTD

40.	BAIN CAPITAL CREDIT CLO 2022-2 LTD

41.	BAIN CAPITAL CREDIT CLO 2022-3 LTD

42.	BAIN CAPITAL CREDIT CLO 2022-4 LTD

43.	BAIN CAPITAL CREDIT CLO 2022-5 LTD

44.	BAIN CAPITAL CREDIT CLO 2022-6 LTD

45.	BAIN CAPITAL CREDIT CLO 2023-1 LTD

46.	BAIN CAPITAL CREDIT CLO 2023-2 LTD

47.	BAIN CAPITAL CREDIT CLO 2023-3 LTD

48.	BAIN CAPITAL CREDIT CLO 2023-4 LTD

49.	BAIN CAPITAL CREDIT CLO 2024-1 LTD

50.	BAIN CAPITAL CREDIT CLO 2024-2 LTD

51.	BAIN CAPITAL CREDIT CLO 2024-3 LTD

52.	BAIN CAPITAL CREDIT CLO 2024-4 LTD

53.	BAIN CAPITAL CREDIT CLO 2024-5 LTD

54.	BAIN CAPITAL CREDIT CLO 2024-6 LTD

55.	BAIN CAPITAL CREDIT CLO 2025-1, LTD

56.	BAIN CAPITAL CREDIT CLO 2025-2, LTD

57.	BAIN CAPITAL CREDIT CLO MANAGEMENT II LTD

58.	BAIN CAPITAL CREDIT CLO MANAGEMENT III (DE) LP

59.	BAIN CAPITAL CREDIT DISLOCATION FUND (B), L.P.

60.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (A), L.P.

61.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (AS), L.P.

62.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (BLANCO), L.P.

63.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (CLO), L.P.

64.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (DERP), L.P.

65.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (E), L.P.

66.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (FSS), L.P.

67.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (G), SCSP

68.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (HAYMAN), SCSP

69.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (L), L.P.

70.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (MM), L.P.

71.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (NZSF), L.P.

72.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (PPF), L.P.

73.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (PSERS), L.P.

74.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (Q), L.P.

75.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (RE SPECIAL SITUATIONS), L.P.

76.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (RE SPECIAL SITUATIONS II), L.P.

77.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (TCCC), L.P.

78.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (UCAL), L.P.

79.	BAIN CAPITAL CREDIT MANAGED ACCOUNT (VFMC), L.P.

80.	BAIN CAPITAL CREDIT RIO GRANDE FMC, L.P.

81.	BAIN CAPITAL CREDIT SCHANZE UNLEVERED DIRECT LENDING FUND, SCSP

82.	BAIN CAPITAL DIRECT LENDING 2015 (L), L.P.

83.	BAIN CAPITAL DIRECT LENDING 2015 (U), L.P.

84.	BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (A), L.P.

85.	BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (B MASTER), L.P.

86.	BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (EU MASTER), L.P.

87.	BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (F-EU), L.P.

88.	BAIN CAPITAL DISTRESSED AND SPECIAL SITUATION (F), L.P.

89.	BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2016 (G), L.P.

90.	BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (A), L.P.

91.	BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 (B MASTER), L.P.

92.	BAIN CAPITAL DISTRESSED AND SPECIAL SITUATIONS 2019 ICAV

93.	BAIN CAPITAL EURO CLO 2017-1 DESIGNATED ACTIVITY COMPANY

94.	BAIN CAPITAL EURO CLO 2018-2 DESIGNATED ACTIVITY COMPANY

95.	BAIN CAPITAL EURO CLO 2019-1 DESIGNATED ACTIVITY COMPANY

96.	BAIN CAPITAL EURO CLO 2020-1 DESIGNATED ACTIVITY COMPANY

97.	BAIN CAPITAL EURO CLO 2021-1 DESIGNATED ACTIVITY COMPANY

98.	BAIN CAPITAL EURO CLO 2021-2 DESIGNATED ACTIVITY COMPANY

99.	BAIN CAPITAL EURO CLO 2022-1 DESIGNATED ACTIVITY COMPANY

100.	BAIN CAPITAL EURO CLO 2022-2 DESIGNATED ACTIVITY COMPANY

101.	BAIN CAPITAL EURO CLO 2023-1 DESIGNATED ACTIVITY COMPANY

102.	BAIN CAPITAL EURO CLO 2024-1 DESIGNATED ACTIVITY COMPANY

103.	BAIN CAPITAL EURO CLO 2024-2 DESIGNATED ACTIVITY COMPANY

104.	BAIN CAPITAL EURO CLO 2024-3 DESIGNATED ACTIVITY COMPANY

105.	BAIN CAPITAL EURO CLO 2025-1 DESIGNATED ACTIVITY COMPANY

106.	BAIN CAPITAL EURO CLO 2025-2 DESIGNATED ACTIVITY COMPANY

107.	BAIN CAPITAL GLOBAL DIRECT LENDING (E), L.P.

108.	BAIN CAPITAL GLOBAL DIRECT LENDING 2021 (L MASTER), L.P.

109.	BAIN CAPITAL GLOBAL DIRECT LENDING FUND (U), L.P.

110.	BAIN CAPITAL GLOBAL DIRECT LENDING FUND, L.P.

111.	BAIN CAPITAL GRIFFIN AIRCRAFT US MASTER FUND 3, LP

112.	BAIN CAPITAL GRIFFIN AIRCRAFT INTERNATIONAL MASTER FUND 3, LP

113.	BAIN CAPITAL GSS 2022 (A), L.P.

114.	BAIN CAPITAL GSS 2022 (B), SCSP

115.	BAIN CAPITAL HIGH INCOME PARTNERSHIP, L.P.

116.	BAIN CAPITAL MIDDLE MARKET CREDIT 2014 (A MASTER), L.P.

117.	BAIN CAPITAL MIDDLE MARKET CREDIT 2014, L.P.

118.	BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (A), L.P.

119.	BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (B MASTER), L.P.

120.	BAIN CAPITAL MIDDLE MARKET CREDIT 2018 (F), L.P.

121.	BAIN CAPITAL MIDDLE MARKET CREDIT 2022 (A), L.P.

122.	BAIN CAPITAL MIDDLE MARKET CREDIT 2022 (B MASTER), SCSP

123.	BAIN CAPITAL PBN 2022, L.P.

124.	BAIN CAPITAL SENIOR LOAN FUND (SRI), L.P.

125.	BAIN CAPITAL SENIOR LOAN FUND, L.P.

126.	BAIN CAPITAL SPECIAL SITUATIONS ASIA II, L.P.

127.	BAIN CAPITAL SPECIAL SITUATIONS ASIA, L.P.

128.	BAIN CAPITAL SPECIAL SITUATIONS EUROPE

129.	BAIN CAPITAL SPECIAL SITUATIONS EUROPE ICAV

130.	BAIN CAPITAL SPECIAL SITUATIONS EUROPE II, SCSP

131.	BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (CLP), L.P.

132.	BAIN CAPITAL SPECIAL SITUATIONS MANAGED ACCOUNT (N), L.P.

133.	BAIN CAPITAL TOTAL RETURN CREDIT, L.P.

134.	BCC PRIVATE CREDIT ISSUER I, L.P.

135.	BCC RCLO I, LLC

136.	BG-B-MM-1, L.L.C.

137.	CAPE OTWAY TRUST

138.	CAPE SCHANCK DIRECT LENDING TRUST

139.	CMAC FUND 1, L.P.

140.	LBTCF SEED FEEDER, L.P.

141.	NEWHAVEN CLO, DESIGNATED ACTIVITY COMPANY

142.	NEWHAVEN II CLO, DESIGNATED ACTIVITY COMPANY

143.	POINT LONSDALE FUND, L.P.

144.	QCT

145.	QUEENSCLIFF TRUST

146.	RACE POINT IX CLO, LIMITED

147.	RACE POINT X CLO, LIMITED

148.	SANKATY CLO OPPORTUNITIES COINVESTMENT FUND, L.P.

149.	SANKATY CREDIT OPPORTUNITIES (OFFSHORE MASTER) IV, L.P.

150.	SANKATY CREDIT OPPORTUNITIES IV, L.P.

151.	SORRENTO TRUST